2026 Ford Maverick J.P. Morgan ABS Conference August 30, 2026 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-281130

Free Writing Prospectus Registration Statement No. 333-281130 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-313-594-3495. U . S . R E T A I L S E C U R I T I Z A T I O N 2

Originations and Share ▪ Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles ▪ 2Q26 YTD Retail originations volume decreased YoY, primarily reflecting lower subvened-APR contracts ▪ 2Q26 YTD Financing Share remained flat YoY, primarily reflective of Ford’s marketing programs U . S . R E T A I L S E C U R I T I Z A T I O N 514 485 627 637 479 208 191 2021 2022 2023 2024 2025 2Q25 YTD 2Q26 YTD 48% 41% 51% 53% 41% 36% 36% 2021 2022 2023 2024 2025 2Q25 YTD 2Q26 YTD Number of Retail Receivables Originated (000) Financing Share* Retail Installment and Lease Avg. # of Contracts Outstanding (000) 2,010 1,865 1,882 1,986 1,943 1,969 1,854 * Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales) 3

Structure Overview • Senior/subordinate, sequential pay structure • Credit enhancement largely consistent over the life of the program: - Subordination of junior notes - Cash reserve - Excess spread (used to build target overcollateralization) • Overcollateralization (OC) builds to a target amount - Available funds pay the Class A-1 notes in full (“turbo”) and target OC amount is reached before any funds are released to the residual interest • Target OC is the sum of: - Yield supplemental overcollateralization (YSOC) - 2.0% of initial adjusted pool balance Initial Class A Hard Credit Enhancement Class A notes (“AAA”) 95.00% Class B notes (“AA”) 3.00% 2.00% Class C notes (“A”) Reserve Account 0.25% Excess Spread % of Initial Adjusted Pool Balance Initial Overcollateralization 0.00% Total Initial Class A Hard Credit Enhancement 5.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.30% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.30% 2026-B 2026-A 2025-C 2025-B 2025-A 2024-D 2024-C 2024-B 2024-A 2023-C 2023-B 2023-A 2022-D Reserve Initial Overcollateralization U . S . R E T A I L S E C U R I T I Z A T I O N 4

Securitization Pool Metrics U . S . R E T A I L S E C U R I T I Z A T I O N 19.6 18.4 22.1 18.6 21.8 22.0 22.3 18.8 20.0 20.4 21.9 22.1 25.3 21.5 23.0 25.6 24.3 Commercial Use (%) Powertrain (%)* 92 92 92 90 88 88 90 91 93 94 94 94 94 93 94 94 93 8 8 8 10 12 12 10 9 7 6 6 6 6 7 6 6 7 New Used New / Used (%) Weighted Average FICO® at Origination 734 745 746 744 745 745 748 754 756 755 755 754 755 752 752 754 752 719 724 724 719 720 721 722 725 732 735 735 733 734 731 731 733 731 Original Term > 60 Mos. 91.0 89.9 89.1 87.5 87.2 86.9 86.3 86.2 86.0 85.7 85.5 6.4 6.2 6.7 6.8 7.0 7.1 7.0 7.5 7.9 9.0 9.2 2.6 4.0 4.2 5.7 5.8 6.1 6.7 6.3 6.2 5.3 5.3 Internal Combustion Hybrid Electric** Battery Electric ~14% of Total Pool ** Powertrain data was not publicly disclosed prior to 2023-B ** Includes vehicles with a plug-in hybrid electric power source 5

Secret Securitization Pool Metrics (Cont’d) U . S . R E T A I L S E C U R I T I Z A T I O N Subvened-APR Receivables (%) 72.8 71.8 69.1 65.8 62.9 63.6 67.2 74.3 76.5 77.2 76.7 77.4 75.2 70.3 68.9 67.9 63.6 Original Term > 60 Mos. by Principal Balance (%) 67.0 58.1 53.6 51.3 51.5 54.6 52.8 50.7 51.4 55.6 55.8 55.6 53.1 56.7 56.4 53.7 56.3 5.0 5.7 6.2 6.6 7.0 12.4 12.8 11.2 9.3 8.8 8.9 9.8 9.4 14.3 14.6 15.2 17.0 % Original Term >75 Mos. Weighted Average Loan-to-Value (%) 101.0 99.6 100.3 100.4 100.6 101.4 100.9 98.8 98.9 99.7 100.0 100.3 100.2 100.5 100.7 101.4 102.1 Weighted Average Payment-to-Income (%) 9.2 9.1 9.0 9.1 9.2 9.5 9.7 9.8 9.7 9.6 9.7 9.7 9.6 9.6 9.7 9.5 9.5 6